CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Trigger Phoenix Autocallable Optimization Securities due 2017	$11,213,330	$1,529.50

Pricing Supplement No. 453 Registration Statement No. 333-178081 Dated November 28, 2012 Filed Pursuant to Rule 424(b)(2)

Morgan Stanley $11,213,330 Trigger Phoenix Autocallable Optimization Securities
Linked to the least performing shares between the iShares® Russell 2000 Index Fund and the SPDR® S&P 500® ETF Trust due November 30, 2017

Investment Description

These Trigger Phoenix Autocallable Optimization Securities (the “Securities”) are unsecured and unsubordinated debt obligations of Morgan Stanley (the “Issuer”) and provide a return based on the least performing shares between the iShares® Russell 2000 Index Fund (the “IWM Shares”) and the SPDR® S&P 500® ETF Trust (the “SPY Shares”, and together with the IWM Shares, the “Underlying Shares”).  If the closing prices of both the IWM Shares and the SPY Shares on the quarterly Observation Dates, as adjusted for certain events affecting such Underlying Shares (the “Observation Date Closing Prices”), are equal to or greater than their respective Coupon Barriers, Morgan Stanley will make a Contingent Coupon payment with respect to that Observation Date.  However, if the closing price of either of the Underlying Shares is below its respective Coupon Barrier, no coupon will accrue or be payable with respect to that Observation Date.  In addition, Morgan Stanley will automatically call the Securities early if the Observation Date Closing Prices for both the IWM Shares and the SPY Shares on any quarterly Observation Date beginning after approximately one year (November 26, 2013) are equal to or greater than their respective Initial Prices.  If the Securities are called, Morgan Stanley will pay the principal amount plus the Contingent Coupon for that Observation Date and no further amounts will be owed to you.  If the Securities are not called prior to maturity and the Final Prices of both the IWM Shares and the SPY Shares are equal to or greater than their respective Trigger Prices (which will be the same as the respective Coupon Barriers), Morgan Stanley will make a cash payment to you at maturity equal to the principal amount of your Securities, in addition to the Contingent Coupon with respect to the Final Observation Date.  However, if the Final Price of either the IWM Shares or the SPY Shares is less than its respective Trigger Price, Morgan Stanley will pay you less than the full principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the price of the Underlying Shares with the larger percentage decrease from its Initial Price to Final Price (the “Least Performing Underlying Shares”), even if the other Underlying Shares appreciate or do not decline as much.  The Securities may be appropriate for investors who seek an opportunity for enhanced income in exchange for the risk of losing their principal at maturity and the risk of receiving no Contingent Coupons during the term of the Securities.  Your return will be solely the Contingent Coupons, if any, and you will not participate in any appreciation in either of the Underlying Shares.  Because all payments on the Securities are based on the least performing shares between the IWM Shares and SPY Shares, the fact that the Securities are linked to two Underlying Shares does not provide any asset diversification benefits and instead means that a decline in the price beyond the relevant Coupon Barrier or Trigger Price of either the IWM Shares or the SPY Shares will result in no Contingent Coupon payments or a loss on your investment, even if the other Underlying Shares appreciate.  Investing in the Securities involves significant risks.  The Issuer will not pay a quarterly Contingent Coupon if the Observation Date Closing Price for either of the Underlying Shares is below its respective Coupon Barrier.  The Issuer will not automatically call the Securities if the Observation Date Closing Price of either of the Underlying Shares is below its respective Initial Price. You will lose some or all of your principal amount at maturity if the Securities are not called and the Final Price of either of the Underlying Shares is below its Trigger Price.  If you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the prices of both Underlying Shares are greater than their respective Trigger Prices at the time of sale.  Any payment on the Securities is subject to the creditworthiness of Morgan Stanley.  If Morgan Stanley were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates
❑    Automatically Callable: Morgan Stanley will automatically call the Securities and pay you the principal amount plus the Contingent Coupon otherwise due for the quarterly Observation Date only if the Observation Date Closing Prices of both the IWM Shares and the SPY Shares on any quarterly Observation Date beginning November 26, 2013 are equal to or greater than their respective Initial Prices, and no further payment will be made on the Securities.  If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑    Contingent Coupon: If the Observation Date Closing Prices of both the IWM Shares and the SPY Shares on any quarterly Observation Date are equal to or greater than their respective Coupon Barriers, Morgan Stanley will make a Contingent Coupon payment with respect to that Observation Date.  However, if the Observation Date Closing Price of either Underlying Shares is below its Coupon Barrier, no coupon will be payable with respect to that Observation Date.

❑    Contingent Downside Market Exposure at Maturity: If, by maturity, the Securities have not been called and the Final Prices of both the IWM Shares and the SPY Shares are greater than or equal to their respective Trigger Prices and Coupon Barriers on the Final Observation Date, Morgan Stanley will pay you the principal amount per Security at maturity, in addition to the Contingent Coupon with respect to the Final Observation Date.  However, if the Final Price of either the IWM Shares or the SPY Shares is less than its Trigger Price Morgan Stanley will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the price of the Least Performing Underlying Shares from the Trade Date to the Final Observation Date.  If you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the prices of both Underlying Shares are greater than their respective Trigger Prices at the time of sale.  Any payment on the Securities is subject to the creditworthiness of Morgan Stanley.
	Trade Date	November 28, 2012
	Settlement Date	November 30, 2012 (2 business days after the Trade Date)
	Observation Dates	Quarterly, callable beginning November 26, 2013.
See “Observation Dates and Coupon Payment Dates” on page 6 for details.
	Final Observation Date*	November 27, 2017
	Maturity Date*	November 30, 2017

* Subject to postponement in the event of a Market Disruption Event or for non-Trading Days. See “Postponement of Determination Dates” in the accompanying product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF THE FULL PRINCIPAL AMOUNT AT MATURITY, AND THE SECURITIES WILL HAVE DOWNSIDE MARKET RISK, SUBJECT TO THE RESPECTIVE TRIGGER PRICES AT MATURITY, SIMILAR TO THE LEAST PERFORMING OF THE TWO UNDERLYING SHARES. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF MORGAN STANLEY. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 OF THIS PRICING SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.

Security Offering

This pricing supplement relates to Securities linked to the least performing shares between the iShares® Russell 2000 Index Fund and the SPDR® S&P 500® ETF Trust. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Underlying Shares	Initial Price	Coupon Barrier/Trigger Price	Contingent Coupon Rate	CUSIP	ISIN
Shares of the iShares® Russell 2000 Index Fund	$81.31	$46.52, which is approximately 57.21% of the Initial Price	8.00% per annum	61761H798	US61761H7989
Shares of the SPDR® S&P 500® ETF Trust	$141.48	$80.94, which is approximately 57.21% of the Initial Price

See “Additional Information about Morgan Stanley and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus, product supplement and index supplement and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying product supplement, index supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

	Price Public	Underwriting Discount(1)	Proceeds to Morgan Stanley
Per Security	$10.00	$0.25	$9.75
Total	$11,213,330	$280,333.25	$10,932,996.75
(1)   UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of 2.5% for each Security it sells.  For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 21 of this pricing supplement.

The agent for this offering, Morgan Stanley & Co. LLC (“MS & Co.”), is our wholly-owned subsidiary.  See “Supplemental Plan of Distribution; Conflicts of Interest” on page 21 of this pricing supplement.

Morgan Stanley	UBS Financial Services Inc.

Additional Information about Morgan Stanley and the Securities

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a product supplement and an index supplement) with the SEC for the offerings to which this communication relates. In connection with your investment, you should read the prospectus in that registration statement, the product supplement, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in this offering will arrange to send you the prospectus, the product supplement and index supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying product supplement, index supplement and prospectus on the SEC website at.www.sec.gov as follows:

t	Product supplement for auto-callable securities dated October 19, 2012:
http://www.sec.gov/Archives/edgar/data/895421/000095010312005563/dp33671_424b2-autocallablea2.htm

t	Index supplement dated November 21, 2011:
http://www.sec.gov/Archives/edgar/data/895421/000095010311004850/dp27202_424b2.htm

t	Prospectus dated November 21, 2011:
http://www.sec.gov/Archives/edgar/data/895421/000095010311004877/dp27266_424b2-debt.htm

References to “Morgan Stanley,” “we,” “our” and “us” refer to Morgan Stanley. In this document, the “Securities” refers to the Trigger Phoenix Autocallable Optimization Securities that are offered hereby. Also, references to the accompanying “prospectus”, “product supplement” and “index supplement” mean the Morgan Stanley prospectus dated November 21, 2011, the Morgan Stanley product supplement for auto-callable securities dated October 19, 2012 and the Morgan Stanley index supplement dated November 21, 2011, respectively.

You should rely only on the information incorporated by reference or provided in this pricing supplement or the accompanying product supplement, index supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement or the accompanying product supplement and prospectus is accurate as of any date other than the date on the front of this document.

If the terms described in this pricing supplement are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described in this pricing supplement will prevail.

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:

t You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that will have the same downside market risk, subject to the respective Trigger Prices at maturity, as an investment in the Least Performing Underlying Shares.

t You accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

t You believe both the IWM Shares and the SPY Shares will close at or above their respective Coupon Barriers on the Observation Dates, including above their respective Trigger Prices on the Final Observation Date.

t You understand that the linkage to two Underlying Shares does not provide any portfolio diversification benefits and instead means that a decline in the price beyond the relevant Coupon Barrier or Trigger Price of either the IWM Shares or the SPY Shares will result in no Contingent Coupon payments or a loss on your investment, respectively, even if the other Underlying Shares appreciates.

t You understand and accept that you will not participate in any appreciation in the prices of the Underlying Shares and that your potential return is limited to the Contingent Coupons.

t You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Least Performing Underlying Shares.

t You are willing to invest in the Securities based on the Coupon Barriers and Trigger Prices specified on the cover hereof.

t You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the Underlying Shares.

t You are willing to invest in securities that may be called early or you are otherwise willing to hold such securities to maturity, a term of approximately 5 years.

t You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which MS & Co. is willing to trade the Securities.

t You are willing to assume the credit risk of Morgan Stanley for all payments under the Securities, and understand that if Morgan Stanley defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.

t You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t You cannot tolerate a loss of all or a substantial portion of your investment, and are unwilling to make an investment that will have the same downside market risk, subject to the respective Trigger Prices at maturity, as an investment in the Least Performing Underlying Shares.

t You require an investment designed to provide a full return of principal at maturity.

t You do not accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

t You believe that the price of one of the IWM Shares or the SPY Shares will decline during the term of the Securities and is likely to close below its Coupon Barrier on the Observation Dates, including closing below its Trigger Price on the Final Observation Date.

t You are not comfortable with an investment linked to two Underlying Shares such that a decline in the price beyond the relevant Coupon Barrier or Trigger Price of either the IWM Shares or the SPY Shares will result in no Contingent Coupon payments or a loss on your investment, respectively, even if the other Underlying Shares appreciates.

t You seek an investment that participates in the full appreciation in the prices of the Underlying Shares or that has unlimited return potential.

t You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Least Performing Underlying Shares.

t You are not willing to invest in the Securities based on the Coupon Barriers and Trigger Prices specified on the cover hereof.

t You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t You seek guaranteed current income from this investment or prefer to receive the dividends paid on the Underlying Shares.

t You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 5 years, or you seek an investment for which there will be an active secondary market.

t You are not willing to assume the credit risk of Morgan Stanley for all payments under the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the sections entitled “Key Risks” beginning on page 7 of this pricing supplement and “Risk Factors” beginning on page 5 of the accompanying prospectus and page S-32 of the accompanying product supplement for risks related to an investment in the Securities.

Final Terms
Issuer	Morgan Stanley
Issue Price	$10.00 per Security. The Securities are offered at a minimum investment of 100 Securities.
Underlying Shares	The shares of the iShares® Russell 2000 Index Fund (the “IWM Shares”) and the shares of the SPDR® S&P 500® ETF Trust (the “SPY Shares”)
Principal Amount	$10.00 per Security
Term	Approximately 5 years, unless earlier called
Automatic Call Feature
The Securities will be called automatically if the Observation Date Closing Prices of both the IWM Shares and the SPY Shares on any Observation Date beginning November 26, 2013 are equal to or greater than their respective Initial Prices.

If the Securities are called, Morgan Stanley will pay you the Principal Amount plus the Contingent Coupon otherwise due for that Observation Date on the Coupon Payment Date related to such Observation Date and no further payments will be made on the Securities.

The Securities will not be called if the Observation Date Closing Price of either of the Underlying Shares is below its respective Initial Price.

Contingent Coupon
If the Observation Date Closing Prices of both the IWM Shares and the SPY Shares are equal to or greater than their respective Coupon Barriers on any Observation Date, we will pay you the Contingent Coupon for that Observation Date on the relevant Coupon Payment Date.

If the Observation Date Closing Price of either the IWM Shares or the SPY Shares is less than its Coupon Barrier on any Observation Date, the Contingent Coupon for that Observation Date will not accrue or be payable and that Contingent Coupon payment will be lost.

Each Contingent Coupon is a fixed amount based on equal quarterly installments at the Contingent Coupon Rate, which is a per annum rate.  The Contingent Coupon amount of $0.20 for each Security (based on the per annum rate of 8.00%) would be applicable to each Observation Date on which the closing prices of both the IWM Shares and the SPY Shares are greater than or equal to their respective Coupon Barriers.

Contingent Coupon payments on the Securities are not guaranteed. Morgan Stanley will not pay you the Contingent Coupon for any Observation Date on which the closing price of either the IWM Shares or the SPY Shares is less than its Coupon Barrier.

Contingent Coupon Rate	The Contingent Coupon Rate is 8.00% per annum.
Observation Dates	Quarterly, callable beginning November 26, 2013. See “Observation Datesand Coupon Payment Dates” on page 6 for details.
Final Observation Date	November 27, 2017, subject to postponement in the event of a Market Disruption Event or for non-Trading Days.
Coupon Payment Dates
With respect to each Observation Date other than the Final Observation Date, the second business day following such Observation Date. The payment of the Contingent Coupon, if any, with respect to the Final Observation Date will be made on the Maturity Date.

Payment at Maturity (per Security)
Morgan Stanley will pay you a cash payment on the Maturity Date linked to the performance of the Least Performing Underlying Shares during the term of the Securities.

If the Securities have not been automatically called and the Final Prices of both the IWM Shares and the SPY Shares are equal to or greater than their respective Trigger Prices and Coupon Barriers, Morgan Stanley will pay you the $10 Principal Amount plus the Contingent Coupon otherwise due on the Maturity Date.

If the Securities have not been automatically called and the Final Price of either the IWM Shares or the SPY Shares is less than its Trigger Price,  Morgan Stanley will pay you an amount calculated as follows:

$10 × (1 + Share Return of the Least Performing Underlying Shares)

In this case, you will lose some and could lose all of the Principal Amount in an amount proportionate to the decline of the Least Performing Underlying Shares from the Trade Date to the Final Observation Date, even if the other Underlying Shares appreciate or do not decline as much.

Observation Date Closing Price	With respect to each of the Underlying Shares, the Closing Price of such Underlying Shares on any Observation Date times the Adjustment Factor on such date.
Least Performing Underlying Shares	The Underlying Shares with the larger percentage decrease from the Initial Price to the Final Price.
Share Return	With respect to each Underlying Shares, Final Price – Initial Price Initial Price

Initial Price	With respect to each Underlying Shares, the Closing Price of such Underlying Shares on the Trade Date, as specified on the cover page of this pricing supplement.
Final Price	With respect to each Underlying Shares, the Closing Price of such Underlying Shares on the Final Observation Date times the Adjustment Factor on such date.
Trigger Price	With respect to each Underlying Shares, approximately 57.21% of the Initial Price of such Underlying Shares, as specified on the cover page of this pricing supplement.
Coupon Barrier	With respect to each Underlying Shares, approximately 57.21% of the Initial Price of such Underlying Shares, as specified on the cover page of this pricing supplement.
Adjustment Factor	With respect to each Underlying Shares, 1.0, subject to adjustment in the event of certain events affecting such Underlying Shares.
Record Date
The record date for each Contingent Coupon shall be the date one business day prior to such scheduled Coupon Payment Date; provided, however, that any Contingent Coupon payable at maturity or upon automatic call shall be payable to whom the Payment at Maturity or the Principal Amount, as the case may be, shall be payable.

Trustee	The Bank of New York Mellon
Calculation Agent	MS & Co.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE YOUR ENTIRE PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF MORGAN STANLEY.  IF MORGAN STANLEY WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

THE ISSUER WILL NOT PAY A QUARTERLY CONTINGENT COUPON IF THE OBSERVATION DATE CLOSING PRICE FOR EITHER OF THE UNDERLYING SHARES IS BELOW ITS RESPECTIVE COUPON BARRIER.  THE ISSUER WILL NOT AUTOMATICALLY CALL THE SECURITIES IF THE OBSERVATION DATE CLOSING PRICE OF EITHER OF THE UNDERLYING SHARES IS BELOW ITS RESPECTIVE INITIAL PRICE.  YOU WILL LOSE

SOME OR ALL OF YOUR PRINCIPAL AMOUNT AT MATURITY IF THE SECURITIES ARE NOT CALLED AND THE FINAL PRICE OF EITHER OF THE UNDERLYING SHARES IS BELOW ITS TRIGGER PRICE.

Observation Dates(1) and Coupon Payment Dates
Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates
2/26/2013*	2/28/2013	11/25/2014	11/28/2014	8/29/2016	8/31/2016
5/29/2013*	5/31/2013	2/25/2015	2/27/2015	11/28/2016	11/30/2016
8/28/2013*	8/30/2013	5/27/2015	5/29/2015	2/24/2017	2/28/2017
11/26/2013	11/29/2013	8/27/2015	8/31/2015	5/26/2017	5/31/2017
2/26/2014	2/28/2014	11/25/2015	11/30/2015	8/29/2017	8/31/2017
5/28/2014	5/30/2014	2/25/2016	2/29/2016	11/27/2017	11/30/2017
8/27/2014	8/29/2014	5/26/2016	5/31/2016

* The Securities are not callable until the fourth Observation Date, which is November 26, 2013.

(1) Subject to postponement in the event of a Market Disruption Event or for non-Trading Days. See “Postponement of Determination Dates” in the accompanying product supplement.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus and product supplement. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Securities.

t
The Securities do not guarantee the payment of regular interest or the return of any principal. The terms of the Securities differ from those of ordinary debt securities in that the Securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity.  Instead, if the Securities have not been called prior to maturity and if the Final Price of either the IWM Shares or the SPY Shares is less than its Trigger Price, you will be exposed to the decline in the price of the Least Performing Underlying Shares from its Initial Price to its Final Price, on a 1 to 1 basis and such payment will result in a loss of your initial investment that is proportionate to the decline of the Least Performing Underlying Shares over the term of the Securities, even if the other Underlying Shares appreciate or do not decline as much. You could lose your entire principal amount.

t
You are exposed to the price risk of both Underlying Shares.  Your return on the Securities is not linked to a basket consisting of the Underlying Shares. Rather, it will be contingent upon the performance of each of the IWM Shares and the SPY Shares.  Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed to the risks related to both the IWM Shares and the SPY Shares. Poor performance by either of the Underlying Shares over the term of the Securities may negatively affect your return and will not be offset or mitigated by a positive performance by the other Underlying Shares. For the Securities to be automatically called or to receive any Contingent Coupon payment or contingent repayment of principal at maturity from Morgan Stanley, both Underlying Shares must close at or above their respective Initial Prices, Coupon Barriers and Trigger Prices, respectively, on the applicable Observation Date or Final Observation Date, as applicable.  In addition, if not called prior to maturity, you may incur a loss proportionate to the negative return of the Least Performing Underlying Shares even if the other Underlying Shares appreciate during the term of the Securities. Accordingly, your investment is subject to the price risk of both Underlying Shares.

t
Because the Securities are linked to the performance of the least performing between the IWM Shares and the SPY Shares, you are exposed to greater risk of no Contingent Coupon payments or a loss on your investment than if the Securities were linked just to the IWM Shares or just the SPY Shares.  The risk that you will not receive any Contingent Coupons and/or lose some or all of your initial investment in the Securities is greater if you invest in the Securities as opposed to substantially similar securities that are linked to the performance of just the IWM Shares or just the SPY Shares. With two Underlying Shares, it is more likely that either Underlying Shares will close below its Coupon Barrier on the quarterly Observation Dates and below its Trigger Price on the Final Observation Date than if the Securities were linked to only one of the Underlying Shares, and therefore it is more likely that you will not receive any Contingent Coupons and will receive an amount in cash less than the principal amount on the Maturity Date.

t
The Contingent Coupon is based solely on the Observation Date Closing Prices.  Whether the Contingent Coupon will be made with respect to an Observation Date will be based on the Observation Date Closing Prices of both Underlying Shares.  As a result, you will not know whether you will receive the Contingent Coupon with respect to any Coupon Payment Date until the related Observation Date.  Moreover, because the Contingent Coupon is based solely on the Observation Date Closing Prices on a specific Observation Date, if the Observation Date Closing Price of either the IWM Shares or the SPY Shares is less than its Coupon Barrier, you will not receive any Contingent Coupon with respect to such Observation Date, even if the closing prices of the Underlying Shares were higher on other days during the term of the Securities.

t
You will not receive any Contingent Coupon for any quarterly period where the Observation Date Closing Price of either the IWM Shares or the SPY Shares is less than or equal to its Coupon Barrier. A Contingent Coupon will be made with respect to a quarterly period only if the Observation Date Closing Prices of both the IWM Shares and the SPY Shares are greater than or equal to their respective Coupon Barriers.  If the Observation Date Closing Prices of either of the Underlying Shares is below its respective Coupon Barrier, the Issuer will not pay you a Contingent Coupon for that quarterly period.  If, on each Observation Date over the term of the Securities, either the IWM Shares or the SPY Shares close below their Coupon Barrier, you will not receive any Contingent Coupons during the approximately 5-year term of the Securities.

t
Investors will not participate in any appreciation in the prices of either of the Underlying Shares.  Investors will not participate in any appreciation in the prices of either of the Underlying Shares from their respective Initial Prices, and the return on the Securities will be limited to the Contingent Coupon that is paid with respect to each Observation Date on which the Observation Date Closing Prices of both the IWM Shares and the SPY Shares are greater than their respective Coupon Barriers prior to maturity or an automatic call.  If called, the return on the Securities will be limited to the Contingent Coupons regardless of the appreciation of either of the Underlying Shares, which could be significant. It is also possible that, on most or all of the Observation Dates, the closing price of either Underlying Shares could be below its Coupon Barrier so that you may receive little or no Contingent Coupons.  In addition, if the Securities are not called prior to maturity, you may be exposed to the full downside market risk of the Least Performing Underlying Shares and lose some or all of your investment despite not being able to participate in any potential appreciation of either of the Underlying Shares.  If you do not earn sufficient Contingent Coupons over the term of the Securities, the overall return on the Securities may be less than the amount that would be paid on a conventional debt security of Morgan Stanley of comparable maturity.

t
You may incur a loss on your investment if you are able to sell your Securities prior to maturity.  The Trigger Prices are considered only at maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing prices of both Underlying Shares are above their respective Trigger Prices at that time.  If you hold the Securities to maturity and the Securities have not been called, Morgan Stanley will either repay you the full principal amount per Security plus the Contingent Coupon, or if either of the Underlying Shares closes below its Trigger Price on the Final Observation Date, Morgan Stanley will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the price of the Least Performing Underlying Shares from the Trade Date to the Final Observation Date.

t
Early redemption risk.  The term of your investment in the Securities may be limited to as short as approximately one year by the automatic call feature of the Securities.  If the Securities are called prior to maturity, you will not be able to receive any further Contingent

Coupons for any future Observation Dates and you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or for similar returns.

t
Higher Contingent Coupon Rates are generally associated with higher volatility and therefore a greater risk of loss. “Volatility” refers to the frequency and magnitude of changes in the prices of the both of Underlying Shares. The greater the volatility of either of the Underlying Shares, the more likely it is that the price of such Underlying Shares could close below its Trigger Price on the Final Observation Date. This risk will generally be reflected in a higher Contingent Coupon Rate for the Securities. However, while the Contingent Coupon Rate is set prior to the issuance of the Securities, the Underlying Shares’ volatility can change significantly over the term of the Securities, and may increase, but the Contingent Coupon Rate will not be adjusted. The prices of the Underlying Shares could fall sharply as of the Final Observation Date, which could result in a significant loss of your principal.

t
The Securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Securities. You are dependent on Morgan Stanley’s ability to pay all amounts due on the Securities, including Contingent Coupons, if any, and any payments upon an automatic call or at maturity, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Securities.

t
Market price influenced by many unpredictable factors.  Several factors will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market. Although we expect that generally the closing prices of the Underlying Shares on any day will affect the value of the Securities more than any other single factor, other factors that may influence the value of the Securities include:

o	the trading price and volatility (frequency and magnitude of changes in value) of both of the Underlying Shares,

o	whether the Observation Date Closing Price of either Underlying Shares has been below its Coupon Barrier on any Observation Date,

o	dividend rates on both of the Underlying Shares,

o	interest and yield rates in the market,

o	time remaining until the Securities mature,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying Shares or equities markets generally and which may affect the Final Prices,

o	the occurrence of certain events affecting either of the Underlying Shares that may or may not require an adjustment to its Adjustment Factor, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The prices of each of the Underlying Shares may be, and each has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Historical Information” below.  You may receive less, and possibly significantly less, than the Principal Amount per Security if you try to sell your Securities prior to maturity.

t
The Securities are linked to the IWM Shares and are therefore subject to risks associated with small-capitalization companies.  The IWM Shares seek investment results that correspond generally to the price and yield performance of the Russell 2000® Index in order to track the performance of only the small capitalization segment of the U.S. equity market.  The Russell 2000 Index consists of stocks issued by companies with relatively small market capitalization.  These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the Russell 2000 Index may be more volatile than that of indices that consist of stocks issued by large-capitalization companies.  Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded.  In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel.  Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

t
Investing in the securities is not equivalent to investing in the Underlying Shares.  Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the Underlying Shares.

t
Adjustments to the iShares® Russell 2000 Index Fund and the SPDR® S&P 500® ETF Trust could adversely affect the value of the Securities.  The investment adviser to each of the iShares® Russell 2000 Index Fund and the SPDR® S&P 500® ETF Trust seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000 Index and S&P 500 Index, as applicable (each, a share underlying index).  Pursuant to its investment strategy or otherwise, the investment adviser may add, delete or substitute the components of the Underlying Shares.  Any of these actions could adversely affect the price of the applicable Underlying Shares and, consequently, the value of the Securities.  In addition, the publisher of each share underlying index is responsible for calculating and maintaining the share underlying indices.  The applicable index publisher may add, delete or substitute the stocks constituting the share underlying index or make other methodological changes required by certain corporate events relating to the component stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends that could change the value of the share underlying indices.  The applicable index publisher may also discontinue or suspend calculation or publication of the share underlying index at any time.  If this discontinuance or suspension occurs following the termination of the related Underlying Shares, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued index, and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.  Any of these actions could adversely affect the values of any of the Underlying Shares and, consequently, the value of the Securities.

t
The Underlying Shares and the share underlying indices are different.  The performance of any of the Underlying Shares may not exactly replicate the performance of the corresponding share underlying index because each of the Underlying Shares will reflect transaction costs and fees that are not included in the calculation of the corresponding indices tracked by such Underlying Shares.  It is also possible that one or more of the Underlying Shares may not fully replicate, or may in certain circumstances diverge significantly from, the performance of the corresponding share underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in such fund, differences in trading hours between the Underlying Shares and the corresponding share underlying index constituent stocks or due to other circumstances.  Additionally, the investment adviser of any of the Underlying Shares may have authorization to invest up to a certain percentage of its assets in shares of other exchange-traded funds that seek to track the performance of equity securities of similar constituent countries or industries of the corresponding index tracked by such Underlying Shares.

t
The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the Underlying Shares.  MS & Co., as Calculation Agent, will adjust the Closing Prices of the Underlying Shares for the purpose of determining whether any Contingent Coupon will be paid or whether the Securities will be automatically called and the amount payable at maturity, in each case for certain events affecting the Underlying Shares, such as stock splits and reverse stock splits.  However, the Calculation Agent will not make an adjustment for every event that can affect the Underlying Shares.  If an event occurs that does not require the Calculation Agent to adjust the amount payable at maturity, the market price of the Securities may be materially and adversely affected.

t
The Securities will not be listed on any securities exchange and secondary trading may be limited.  The Securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Securities.  MS & Co. may, but is not obligated to, make a market in the Securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the Securities, it is likely that there would be no secondary market for the Securities.  Accordingly, you should be willing to hold your Securities to maturity.

t
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the Securities and the cost of hedging our obligations under the Securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

t
Hedging and trading activity by our subsidiaries could potentially affect the value of the Securities.  One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the Securities (and to other instruments linked to the Underlying Shares), including trading in the Underlying Shares.  Some of our subsidiaries also trade the Underlying Shares and other financial instruments related to the Underlying Shares on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the Trade Date could have increased the Initial Price and, as a result, could have increased the Coupon Barrier and Trigger Price of either of the Underlying Shares, which is the price above which such Underlying Shares must close on each Observation Date in order for you to earn a Contingent Coupon or, if the Securities are not called prior to maturity, in order for you to avoid being exposed to the negative price performance of the Least Performing Underlying Shares at maturity.  Additionally, such hedging or trading activities during the term of the Securities could potentially affect the prices of the Underlying Shares on the Observation Dates and, accordingly, whether the Contingent Coupon is payable or whether the Securities are automatically called prior to maturity and, if the Securities are not called prior to maturity, the payout to you at maturity.

t
The Calculation Agent, which is a subsidiary of the issuer, will make determinations with respect to the Securities. As Calculation Agent, MS & Co. has determined the Initial Prices, the Coupon Barriers and the Trigger Prices and will determine the Final Prices of both Underlying Shares, whether the Securities will be called following any Observation Date, whether a market disruption event has occurred, whether to make any adjustments to the Adjustment Factors and the payment that you will receive upon a call or at maturity, if any.  Determinations made by MS & Co., in its capacity as Calculation Agent, including with respect to the occurrence or nonoccurrence of market disruption events, may affect the payout to you upon a call or at maturity.

t
The U.S. federal income tax consequences of an investment in the Securities are uncertain.  There is no direct legal authority as to the proper treatment of the Securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the Securities are uncertain.

Please read the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Securities.  Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities.  We intend to treat a Security as a single financial contract that provides for a Contingent Coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the Securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.  We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described herein.  If the IRS were successful in asserting an alternative treatment for the Securities, the timing and character of income or loss on the Securities might differ significantly from the tax treatment described herein.  For example, under one possible treatment, the IRS could seek to recharacterize the Securities as debt instruments.  In that event, U.S. Holders could be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance (as adjusted based on the difference, if any, between the actual and the projected amount of any contingent payments on the Securities) and recognize all income and gain in respect of the Securities as ordinary income.  Because a Security provides for the return of principal except where the Final Price of either of the Underlying Shares is less than its respective Trigger Price, the risk that a Security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other equity-linked securities that do not contain similar provisions.  Non-U.S. Holders should note that we currently intend to withhold on any Contingent Coupon paid to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the Securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the Securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors  should be subject to withholding tax.  Both U.S. and Non-U.S. Holders (as defined below) should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Hypothetical Payments on the Securities at Maturity

The examples below illustrate the payment upon a call or at maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for the Securities were determined on the Trade Date and are specified on the cover hereof; amounts may have been rounded for ease of reference):

t	Principal Amount: $10

t	Term: 5 years

t	Hypothetical Initial Price:

o	IWM Shares: $80

o	SPY Shares: $140

t	Contingent Coupon Rate: 8% per annum (or 2% per quarter)

t	Contingent Coupon: $0.20 per quarter

t	Observation Dates: Quarterly, callable after approximately 1 year

t	Hypothetical Coupon Barriers and Trigger Prices:

o	IWM Shares: $45.77, which is approximately 57.21% of the Hypothetical Initial Price of the IWM Shares

o	SPY Shares: $80.09, which is approximately 57.21% of the Hypothetical Initial Price of the SPY Shares

Example 1 — Securities are Called on the Fourth Observation Date

Date	Closing Price		Payment (per Security)
	IWM Shares	SPY Shares
First Observation Date	$85 (at or above Coupon Barrier and Initial Price)	$145 (at or above Coupon Barrier and Initial Price)	$0.20 (Contingent Coupon — Not Callable)
Second Observation Date	$68 (at or above Coupon Barrier)	$135 (at or above Coupon Barrier)	$0.20 (Contingent Coupon — Not Callable)
Third Observation Date	$72 (at or above Coupon Barrier)	$130 (at or above Coupon Barrier)	$0.20 (Contingent Coupons — Not Callable)
Fourth Observation Date	$80 (at or above Coupon Barrier and Initial Price)	$145 (at or above Coupon Barrier and Initial Price)	$10.20 (Settlement Amount)
		Total Payment:	$10.80 (8% return)

Both the IWM Shares and SPY Shares close above their respective Coupon Barriers on the first three Observation Dates and therefore a Contingent Coupon is paid on each related Coupon Payment Date.  Since both IWM Shares and SPY Shares close above their respective Initial Prices on the fourth Observation Date (which is one year after the Trade Date and is the first Observation Date on which the Securities are callable), the Securities are called after such Observation Date.  Morgan Stanley will pay you on the call settlement date a total of $10.20 per Security, reflecting your principal amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payments of $0.60 received in respect of prior Observation Dates, Morgan Stanley will have paid you a total of $10.80 per Security for a 8% total return on the Securities. No further amount will be owed to you under the Securities.

Example 2 — Securities are NOT Called and the Final Prices of both IWM Shares and SPY Shares are at or above their respective Trigger Prices

Date	Closing Price		Payment (per Security)
	IWM Shares	SPY Shares
First Observation Date	$60 (at or above Coupon Barrier)	$120 (at or above Coupon Barrier)	$0.20 (Contingent Coupon — Not Callable)
Second Observation Date	$68 (at or above Coupon Barrier)	$100 (at or above Coupon Barrier)	$0.20 (Contingent Coupon — Not Callable)
Third Observation Date	$70 (at or above Coupon Barrier)	$75 (below Coupon Barrier)	$0 (Not Callable)
Fourth Observation Date	$65 (at or above Coupon Barrier; below Initial Price)	$72 (below Coupon Barrier and Initial Price)	$0 (Not Callable)
Fifth to Nineteenth Observation Dates	Various (all at or above Coupon Barrier; all below Initial Price)	Various (all below Coupon Barrier and Initial Price)	$0 (Not Callable)
Final Observation Date	$62 (at or above Coupon Barrier and Trigger Price)	$90 (at or above Coupon Barrier and Trigger Price)	$10.20 (Settlement Amount)
		Total Payment:	$10.60 (6% return)

Both IWM Shares and SPY Shares close above their respective Coupon Barriers on the first two Observation Dates and therefore a Contingent Coupon is paid on each related Coupon Payment Date.  On each of the third to nineteenth Observation Dates, the IWM Shares close at or above its Coupon Barrier (but below its Initial Price) but the SPY Shares close below its Coupon Barrier.  Therefore, no Contingent Coupon is paid on any related Coupon Payment Date.  On the Final Observation Date, both IWM Shares and SPY Shares close above their respective Coupon Barriers and Trigger Prices.  Therefore, at maturity, Morgan Stanley will pay you a total of $10.20 per Security, reflecting your principal amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payment of $0.40 received in respect of prior Observation Dates, Morgan Stanley will have paid you a total of approximately $10.60 per Security for a 6% total return on the Securities over five years.

Example 3 — Securities are NOT Called and the Final Price of one of the Underlying Shares is below the Trigger Price

Date	Closing Price		Payment (per Security)
	IWM Shares	SPY Shares
First Observation Date	$60 (at or above Coupon Barrier)	$110 (at or above Coupon Barrier)	$0.20 (Contingent Coupon — Not Callable)
Second Observation Date	$68 (at or above Coupon Barrier)	$100 (at or above Coupon Barrier)	$0.20 (Contingent Coupon — Not Callable)
Third Observation Date	$70 (at or above Coupon Barrier)	$75 (below Coupon Barrier)	$0 (Not Callable)
Fourth Observation Date	$65 (at or above Coupon Barrier; below Initial Price)	$72 (below Coupon Barrier and Initial Price)	$0 (Not Callable)
Fifth to Nineteenth Observation Dates	Various (all below Coupon Barrier and Initial Price)	Various (all below Coupon Barrier and Initial Price)	$0 (Not Callable)
Twentieth Observation Date	$52 (at or above Coupon Barrier and Trigger Price)	$70 (below Coupon Barrier and Trigger Price)	$10 + [$10 × Share Return of the Least Performing Underlying Shares] = $10 + [$10 × -50%] = $10 - $5 = $5 (Payment at Maturity)
		Total Payment:	$5.40 (-46% return)

Both IWM Shares and SPY Shares close above their respective Coupon Barriers on the first two Observation Dates and therefore a Contingent Coupon is paid on each related Coupon Payment Date.  On each of the third and fourth Observation Dates, the IWM Shares close at or above its Coupon Barrier (but below its Initial Price), but the SPY Shares close below its Coupon Barrier.  Therefore, no Contingent Coupon is paid on either related Coupon Payment Date.  On each of the fifth to the nineteenth Observation Dates, both the IWM Shares and the SPY Shares close below their respective Coupon Barriers and thus no Contingent Coupon is paid on any related Coupon Payment Date.  On the Final Observation Date, the IWM Shares close above its Coupon Barrier and Trigger Price but the SPY Shares close below its Coupon Barrier and Trigger Price. Therefore, at maturity investors are exposed to the downside performance of the Least Performing Underlying Shares and Morgan Stanley will pay you $5 per Security, which reflects the percentage decrease of the Least Performing Underlying Shares from the Trade Date to the Final Observation Date.  When added to the Contingent Coupon payments of $0.40 received in respect of prior Observation Dates, Morgan Stanley will have paid you $5.40 per Security for a loss on the Securities of 46%.

The Securities differ from ordinary debt securities in that, among other features, Morgan Stanley is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called on any Observation Date, you may lose some or all of your initial investment. Specifically, if the Securities are not called and the Final Price of either Underlying Shares is less than its Trigger Price, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the Share Return of the Least Performing Underlying Shares is less than zero. Any payment on the Securities, including any Contingent Coupon or the Payment at Maturity, is dependent on the ability of Morgan Stanley to satisfy its obligations when they come due. If Morgan Stanley is unable to meet its obligations, you may not receive any amounts due to you under the Securities.

The Issuer will not pay a quarterly Contingent Coupon if the Observation Date Closing Price for either of the Underlying Shares is below its respective Coupon Barrier.  The Issuer will not automatically call the Securities if the Observation Date Closing Price of either of the Underlying Shares is below its respective Initial Price.  You will lose some or all of your principal amount at maturity if the Securities are not called and the Final Price of either of the Underlying Shares is below its Trigger Price.

What Are the Tax Consequences of the Securities?

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying product supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

t	purchase the Securities at their “issue price”; and

t	will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

t	certain financial institutions;

t	insurance companies;

t	certain dealers and traders in securities, commodities or foreign currencies;

t	investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

t	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

t	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

t	regulated investment companies;

t	real estate investment trusts;

t	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or

t	persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed, nor any consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities.  We intend to treat a Security, under current law, as a single financial contract that provides for a Contingent Coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the Securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of a Security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	a citizen or individual resident of the United States;

t
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

t	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Tax Treatment of Contingent Coupon.  Any Contingent Coupon on the Securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized (other than with respect to cash attributable to the Contingent Coupon, which should be treated as discussed above) on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  Because the amount of the Contingent Coupon in respect of a quarterly period will not be known until the relevant Observation Date, it is unclear how much of the Contingent Coupon will be treated as having accrued on the Securities at the time of a sale or exchange that occurs during the period.  Any gain or loss recognized upon a sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year, and should be short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the Securities.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.  Because a Security provides for the return of principal except where the Final Price of either of the Underlying Shares is less than its respective Trigger Price, the risk that a Security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other equity-linked securities that do not contain similar provisions.

Other alternative federal income tax treatments of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the Securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is for U.S. federal income tax purposes:

t	an individual who is classified as a nonresident alien;

t	a foreign corporation; or

t	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

t
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

t	certain former citizens or residents of the United States; or

t	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Although significant aspects of the tax treatment of a Security are uncertain, we intend to withhold on any Contingent Coupon made to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision.  We will not be required to pay any additional amounts with respect to amounts withheld.  In order to claim an exemption from or a reduction in the 30% withholding tax, a Non-U.S. Holder of the Securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for a reduction of, or an exemption from withholding under, an applicable tax treaty.  If you are a Non-U.S. Holder, you should consult your tax advisers regarding the tax treatment of the Securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any Contingent Coupon and may be filed with the IRS in connection with the payment at maturity on the Securities and the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

The discussion in the preceding paragraphs under “What Are the Tax Consequences of the Securities,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Securities.

Information About the iShares® Russell 2000® Index Fund and the SPDR® S&P 500® ETF

The iShares® Russell 2000® Index Fund.  The iShares® Russell 2000® Index Fund is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Index.  The iShares® Russell 2000® Index Fund is registered as part of the iShares Trust, a registered investment company.  Information provided to or filed with the Commission by the iShares Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at.www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

Russell 2000® Index.  The Russell 2000® Index is an index calculated, published and disseminated by Russell Investments, and measures the composite price performance of stocks of 2,000 companies (the “Russell 2000 Component Stocks”) incorporated in the U.S. and its territories.  All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index.  The Russell 3000 Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.  The Russell 2000 Index consists of the smallest 2,000 companies included in the Russell 3000 Index and represents a small portion of the total market capitalization of the Russell 3000 Index.  For additional information about the Russell 2000® Index, see the information set forth under “Russell 2000® Index” in the accompanying index supplement.

The SPDR® S&P 500® ETF. The SPDR S&P 500 ETF (formerly SPDR Trust, Series 1) (the “SPDR Trust”), formed by PDR Services LLC, is a unit investment trust registered under the Investment Company Act of 1940 that holds a portfolio of securities consisting of substantially all of the common stocks, in substantially the same weighting, as the S&P 500® Index.  Each SPDR represents an undivided ownership interest in the SPDR Trust.  The SPDR Trust seeks investment results that generally correspond to the price and yield performance, before fees and expenses, of the S&P 500® Index.  Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the SPDR Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-46080 and 811-06125, respectively, through the Commission’s website at.www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

S&P 500® Index.  The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943.  For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

This document relates only to the Securities offered hereby and do not relate to either of the Underlying Shares.  We have derived all disclosures contained in this document regarding the iShares Trust and SPDR Trust from the publicly available documents described in the preceding paragraphs.  In connection with the offering of the Securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the iShares Trust and SPDR Trust or either of the Underlying Shares.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the iShares Trust and SPDR Trust or either of the Underlying Shares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraphs under the headings “The iShares® Russell 2000® Index Fund” and “The SPDR S&P 500® ETF.”) that would affect the trading price of either of the Underlying Shares (and therefore the price of either of the Underlying Shares at the time we price the Securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the iShares Trust, the SPDR Trust, or either of the Underlying Shares could affect the value received at maturity with respect to the Securities and therefore the trading prices of the Securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of either of the Underlying Shares.

We and/or our affiliates may presently or from time to time engage in business with iShares Trust or SPDR Trust.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the iShares Trust  or SPDR Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to either of the Underlying Shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws.  As a prospective purchaser of the Securities, you should undertake an independent investigation of the iShares Trust and SPDR Trust as in your judgment is appropriate to make an informed decision with respect to an investment in both of the Underlying Shares.

“Standard & Poor’s®”, “S&P®”, “S&P 500®” and “SPDR®” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”).  iShares® is a registered trademark of BlackRock Institutional Trust Company (“BTC”).  The “Russell 2000® Index” is a trademark of Russell Investments.  The Securities are not sponsored, endorsed, sold, or promoted by S&P, the SPDR Trust, BTC or Russell Investments.  The S&P, SPDR Trust, BTC and Russell Investments make no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities.  S&P, the SPDR Trust, BTC and Russell Investments have no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

Included on the following pages is (i) a table listing the published high and low Closing Prices and the end-of-quarter Closing Prices of the related Underlying Shares for each quarter in the period from January 1, 2007 through November 28, 2012, and (ii) a graph showing the daily Closing Prices for the same time period.

We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.  Neither Morgan Stanley nor any of its affiliates makes any representation to you as to the performance of the Underlying Shares. The historical Closing Prices should not be taken as an indication of future performance, and no assurance can be given as to the price of the Underlying Shares on the Final Observation Date or during the term of the Securities.  We make no representation as to the amount of dividends, if any, that either the

iShares® Russell 2000® Index Fund or the SPDR® S&P 500® ETF may pay in the future. In any event, as an investor in the Securities, you will not be entitled to receive dividends, if any, that may be payable on the Underlying Shares.

The iShares® Russell 2000 Index Fund

The Closing Price of one share of the iShares® Russell 2000 Index Fund on November 28, 2012 was $81.31, and the graph below indicates the Coupon Barrier/Trigger Price of approximately 57.21% of the Initial Price.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2007	3/31/2007	82.39	75.17	79.51
4/1/2007	6/30/2007	84.79	79.75	82.96
7/1/2007	9/30/2007	85.74	75.20	80.04
10/1/2007	12/31/2007	84.18	73.02	75.92
1/1/2008	3/31/2008	75.12	64.30	68.51
4/1/2008	6/30/2008	76.17	68.47	69.03
7/1/2008	9/30/2008	75.20	65.50	68.39
10/1/2008	12/31/2008	67.02	38.58	49.27
1/1/2009	3/31/2009	51.27	34.36	41.94
4/1/2009	6/30/2009	53.19	42.82	50.96
7/1/2009	9/30/2009	62.02	47.87	60.23
10/1/2009	12/31/2009	63.36	56.22	62.26
1/1/2010	3/31/2010	69.25	58.68	67.81
4/1/2010	6/30/2010	74.14	61.08	61.08
7/1/2010	9/30/2010	67.67	59.04	67.47
10/1/2010	12/31/2010	79.22	66.94	78.23
1/1/2011	3/31/2011	84.17	77.18	84.17
4/1/2011	6/30/2011	86.37	77.77	82.80
7/1/2011	9/30/2011	85.65	64.25	64.25
10/1/2011	12/31/2011	76.45	60.97	73.69
1/1/2012	3/31/2012	84.41	74.56	82.85
4/1/2012	4/20/2012	83.79	73.64	79.65
7/1/2012	9/30/2012	86.40	76.68	83.46
10/1/2012*	11/28/2012*	84.20	76.88	81.31

*
Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

Past performance is not indicative of future results.

The SPDR® S&P 500® ETF Trust

The Closing Price of one share of the SPDR® S&P 500® ETF on November 28, 2012 was $141.48, and the graph below indicates the Coupon Barrier/Trigger Price of approximately 57.21% of the Initial
Price.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2007	3/31/2007	146.01	137.41	142.07
4/1/2007	6/30/2007	154.15	142.24	150.38
7/1/2007	9/30/2007	155.03	141.13	152.67
10/1/2007	12/31/2007	156.44	140.90	146.39
1/1/2008	3/31/2008	144.94	127.90	131.89
4/1/2008	6/30/2008	143.08	127.69	128.04
7/1/2008	9/30/2008	130.70	111.38	116.54
10/1/2008	12/31/2008	116.00	75.95	90.33
1/1/2009	3/31/2009	93.44	68.11	79.44
4/1/2009	6/30/2009	95.09	81.00	91.92
7/1/2009	9/30/2009	107.33	87.95	105.56
10/1/2009	12/31/2009	112.67	102.54	111.44
1/1/2010	3/31/2010	117.40	105.87	116.99
4/1/2010	6/30/2010	121.79	103.22	103.22
7/1/2010	9/30/2010	114.79	102.20	114.12
10/1/2010	12/31/2010	125.92	113.75	125.78
1/1/2011	3/31/2011	134.57	126.21	132.51
4/1/2011	6/30/2011	136.54	126.81	131.97
7/1/2011	9/30/2011	135.46	112.26	113.17
10/1/2011	12/31/2011	128.68	109.93	125.50
1/1/2012	3/31/2012	141.61	127.49	140.72
4/1/2012	4/20/2012	141.79	128.10	136.27
7/1/2012	9/30/2012	147.24	133.51	143.93
10/1/2012*	11/28/2012*	146.27	135.70	141.48

*
Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

Past performance is not indicative of future results.

Use of Proceeds and Hedging

The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries.  The original issue price of the Securities includes the agent’s commissions paid by investors purchasing the Securities in brokerage accounts and the cost of hedging our obligations thereunder.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Trade Date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Securities by taking positions in the Underlying Shares and in futures or options contracts on the Underlying Shares.  Such purchase activity could have increased the prices of the Underlying Shares on the Trade Date, and therefore could have increased the prices at which both the Underlying Shares must close on the Final Observation Date if not previously called so that you do not suffer a loss on your initial investment in the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities, including on the Final Observation Date, by purchasing and selling the Underlying Shares, futures or options contracts on the Underlying Shares, or any other securities or instruments that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on the Final Observation Date.  We cannot give any assurance that our hedging activities will not affect the prices of the Underlying Shares and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity if not previously called.

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction, and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments.  The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities.  The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Smith Barney LLC or their respective affiliates or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Securities by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest

We expect to deliver the Securities against payment therefor in New York, New York on November 30, 2012, which will be the second scheduled business day following the Trade Date.  Under Rule 15c6 1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.

MS & Co. is the agent for this offering.  We have agreed to sell to MS & Co., and MS & Co. has agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document.  UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of 2.5% for each Security it sells.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account.  The agent must close out any naked short position by purchasing the Securities in the open market.  A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the Underlying Shares in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities.  The agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities.  See “—Use of Proceeds and Hedging” above.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the Securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the Notes and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.